As filed with the Securities and Exchange Commission on May 24, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tivity Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	62-1117144
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067 (Zip Code)
(Address of principal executive offices)

Tivity Health, Inc. Second Amended and Restated 2014 Stock Incentive Plan

(Full title of the plans)

Mary Flipse

Chief Legal and Administrative Officer

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

(Name and address of agent for service)

(800) 869-5311

(Telephone number, including area code, of agent for service)

Copies to:

J. Page Davidson

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,000,000	$18.02	$36,045,000	$4,368.65

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and (h) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of the Registrant's common stock on the Nasdaq Global Select Market on May 23, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this "Registration Statement") is filed pursuant to General Instruction E of Form S-8 for the purpose of registering 2,000,000 additional shares of common stock, $0.001 par value, of Tivity Health, Inc. (the "Registrant") issuable pursuant to the Tivity Health, Inc. Second Amended and Restated 2014 Stock Incentive Plan (the "Plan"). The Registrant's previously filed Registration Statements on Form S-8 (File Nos. 333-197025 and 33-204313), as filed with the Securities and Exchange Commission (the "Commission") on June 25, 2014 and May 19, 2015, respectively, are hereby incorporated herein by reference, except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or willfully or negligently approved an unlawful stock redemption or repurchase or obtained an improper personal benefit in a transaction. The certificate of incorporation of the Registrant, as amended and restated from time to time, contains a provision that eliminates directors’ personal liability as set forth above.

The Registrant’s certificate of incorporation provides that the Registrant shall indemnify its current or former directors and officers to the extent permitted by Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its current or former directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent, or person who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent, or person who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a current or former director or officer or employee of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director or officer has met the applicable standard of conduct under such subsections shall be made by (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

In addition, the Registrant has entered into indemnification agreements with its directors. These agreements, among other things, require the Registrant to indemnify its directors for certain expenses, including attorneys’ fees, incurred by a director in any action or proceeding arising out of such person’s services as a director.

The Registrant also has in effect insurance policies for general officers’ and directors’ liability insurance covering all of the Registrant’s officers and directors.

Item 8.  Exhibits.

Exhibit Number	Description

4.1

Restated Certificate of Incorporation of Tivity Health, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Tivity Health’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008 (File No. 000-19364)).

4.2

Certificate of Amendment to Restated Certificate of Incorporation of Tivity Health, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Tivity Health’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (File No. 000-19364)).

4.3

Certificate of Amendment to Restated Certificate of Incorporation of Tivity Health, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Tivity Health Inc.’s Current Report on Form 8-K, filed January 10, 2017 (File No. 000-19364)).

4.4

Second Amended and Restated Bylaws of Tivity Health, Inc. (incorporated herein by reference to Exhibit 3.2 to Tivity Health Inc.’s Current Report on Form 8-K, filed January 10, 2017 (File No. 000-19364)).

4.5	Tivity Health, Inc. Second Amended and Restated 2014 Stock Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement on Schedule 14A, filed on April 12, 2019 (File No. 000-19364))

5.1	Opinion of Bass, Berry & Sims, PLC

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of the Registrant.

23.2	Consent of Bass, Berry & Sims, PLC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on the 24th day of May, 2019.

TIVITY HEALTH, Inc.

By:	/s/ Donato Tramuto
Name:	Donato Tramuto
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donato Tramuto, Adam Holland and Mary Flipse, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Capacity	Date

/s/ Donato Tramuto	Chief Executive Officer and Director	May 24, 2019
Donato Tramuto	(Principal Executive Officer)

/s/ Adam Holland	Chief Financial Officer	May 24, 2019
Adam Holland	(Principal Financial Officer)

/s/ Ryan Wagers	Chief Accounting Officer	May 24, 2019
Ryan Wagers	(Principal Accounting Officer)

/s/ Sara J. Finley	Director	May 24, 2019
Sara J. Finley

/s/ Robert J. Greczyn, Jr.	Director	May 24, 2019
Robert J. Greczyn, Jr.

/s/ Peter A. Hudson, M.D.	Director	May 24, 2019
Peter A. Hudson, M.D.

/s/ Beth M. Jacob	Director	May 24, 2019

Beth M. Jacob

/s/ Bradley S. Karro	Director	May 24, 2019
Bradley S. Karro

/s/ Paul H. Keckley, Ph.D.	Director	May 24, 2019
Paul H. Keckley, Ph.D.

/s/ Benjamin A. Kirshner	Director	May 24, 2019
Benjamin A. Kirshner
/s/ Lee A. Shapiro	Director	May 24, 2019
Lee A. Shapiro
/s/ Kevin G. Wills	Chairman and Director	May 24, 2019
Kevin G. Wills
/s/ Dawn M. Zier	Director	May 24, 2019
Dawn M. Zier